exhibit 10a


                            Publishing Agreement

This Agreement made as of January 1, 2002 (the" Effective Date") is by and between Heritage Media Corporation having its principal place of business at 1954 Kellogg Ave., Carlsbad, California 92008 (HMC) and Heritage Scholastic Corp. having its principal place of business at 202 No. Curry St., Suite 100, Carson City, Nevada 89703 (HSC).

Whereas HSC is willing to purchase certain design and publishing services from HMC and HMC is willing to provide such services, and

Whereas it is to the mutual benefit of both parties to establish a long term agreement which fixes with some certainty the terms of such purchases,

Now, therefore, HMC and HSC agree as follows:


1.0  Minimum Purchase Requirement/Exclusivity

     HSC agrees to use the services of HMC to publish not fewer than 15 books during the first five years after the Effective Date of the Agreement. HSC further agrees to offer HMC the first right of refusal for any publishing services purchased by HSC during that same period.

     In addition, HSC agrees to purchase design services from HMC during the first five years after the Effective Date of the Agreement or until such time as HSC employs its own staff for such work, whichever comes first.

2.0  Pricing

     HMC agrees to charge HSC for the design and publication of such books at HMC's standard rate for such publications less a discount of 20%. Such price shall in no case exceed 90% of the average cost to perform such work as quoted by three other publishers in the San Diego area.


3.0  Term

     This Agreement will be for a term of five years ending on December 31, 2006.


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4.0  Termination

     In addition to rights granted elsewhere herein or generally by application
     of law or equity, either    party shall have the right to terminate this
     Agreement at any time should either party breach any of the terms or conditions herein, become insolvent or file for bankruptcy. Failure by either party to terminate this Agreement upon such breach by the other party shall not be deemed as a waiver of the right of the offended party to terminate this Agreement for that or any future breach of this Agreement by the offending party.

5.0  General Terms and Conditions

5.1 Complete Agreement; Amendments The terms and conditions of this Agreement shall be the final, complete and exclusive statement of the terms of this arrangement between HMC and HSC. No addition to, deletion from or modification of any of the provisions of this Agreement shall be binding upon the parties unless made in writing and signed by a duly authorized representative of each party. Any such additions deletions or modifications must refer specifically to this Agreement.

5.2 Assignment; Binding Effect. Neither this Agreement nor any of either parties' rights or obligations hereunder may be assigned without the written consent of the other party, which consent may not be withheld unreasonably.

5.3 Confidentiality. Each party agrees to keep the terms and conditions of this Agreement and each party's performance hereunder confidential and will not voluntarily disclose such information to anyone outside the organizations of HMC and HSC other than as required by law or as the parties shall agree between themselves.

5.4 Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada, without reference to conflicts of laws provisions thereof.


AGREED:  Heritage Media Corporation   AGREED:  Heritage Scholastic Corp.

By: /s/ Charles E. Parks              By: /s/ Randall L. Peterson
    ------------------------              -----------------------

Title:       President                Title:       CFO
        -------------------                   -------------

Date:        3/14/02                  Date:      3/13/02
        -------------------                   -------------


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